EX-35.4
(logo) National City
Mortgage Co.

National City Mortgage Co.
A Subsidiary of National City Bank of Indiana
3232 Newmark Drive * Miamisburg, Ohio 45342
Telephone: (937) 910-1200

Mailing Address:
P.O. Box 1820
Dayton, Ohio 45401-1820



ANNUAL STATEMENT AS TO COMPLIANCE

Re: The Applicable Servicing Agreement relating to the Transaction(s) set forth on Exhibit A attached hereto

I, Philip D. Cunningham III, hereby certify to Wells Fargo Bank, N.A., that I am a duly elected Executive Vice President of National City Mortgage Co. (the "Company"), a company organized under the laws of the State of Ohio and further as follows:


(i) (i) a review of the activities of the Company during the preceding calendar year and of performance under the Agreement has been made under such officer's supervision, and

(ii) the Company has complied with the provisions of this Agreement or similar agreements, and

(iii) to the best of such officer's knowledge, based on such review, the Company has fulfilled all its obligations under this Agreement or similar agreements throughout the preceding calendar year.


National City Mortgage Co.

Certified by: /s/ Philip D. Cunningham III      Date: February 29, 2008

Name: Philip D. Cunningham III

Title: Executive Vice President



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Exhibit A


EMC MORTGAGE CORP
BSAAT 2007-1
BSABS 2006-AC3
BSABS 2006-AC5
BSABS 2007-AC4
BSABS 2007-AC5
BSABS 2007-AC6
BSABS 2007-SD3
BSSP 2007-R6 (BSALTA 2005-9)
PRIME 2003-3 PRIME 2004-1 PRIME 2004-CL1 PRIME 2006-1 PRIME 2006-CL1 PRIME 2007-1 PRIME 2007-2 PRIME 2007-3 SAMI 2006-AR3